EXHIBIT 99.1

Altera Corporation
101 Innovation Drive
San Jose, CA 95134
Phone: 408-544-7000

INVESTOR CONTACT	MEDIA CONTACT

Scott Wylie	Anna Del Rosario
VP – Investor Relations	Dir. – Corp. Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	anna.delrosario@altera.com

ALTERA UPDATES FOURTH QUARTER GUIDANCE

San Jose, Calif., December 5, 2005 - Altera Corporation (Nasdaq: ALTR) today announced its mid-quarter update for the fourth quarter.

Altera reaffirms previous guidance that fourth quarter sales will be in the range of $286 million to $297 million.

The company projects that fourth quarter gross margin now will be in the range of 66.5%, up from previous guidance of 66.0%. The company now estimates that fourth quarter gross margin will include a $1.6 million benefit from the sale of inventory previously written off in 2001. The company had earlier projected a $2.5 million benefit.

Operating expenses will be approximately $114 million, up from previous guidance of $111 million, in part the result of higher than anticipated mask, wafer, and prototyping costs in the fourth quarter.

Diluted share count is now estimated to be 368 million shares for the fourth quarter compared with a previous estimate of 371 million shares, reflecting quarter-to-date share repurchases.

Altera will present additional guidance for 2006 during today’s financial analyst meeting. This meeting is currently underway. A live web cast is available through the investor relations section of the company’s website (www.altera.com). A summary of the guidance information also will be posted on the company’s web site.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expect”, “project”, “estimates”, or words that imply or predict a future state. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix®, Stratix II, Cyclone™, Cyclone II, MAX® II, and HardCopy® II device families, pricing strategies, changes in customer production-based demand, as well as changing economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera Corporation (Nasdaq: ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.